Abacus Global Management Announces Transfer of Listing of its [Class A] Common Stock to the New York Stock Exchange with New Ticker Symbol “ABX”

ORLANDO, FL – 12/19/2025 – Abacus Global Management, Inc. (“Abacus” or the “Company”) (NASDAQ: ABL), a leader in the alternative asset management space, today announced its plans to transfer the listing of its [Class A] common stock to the New York Stock Exchange (“NYSE”) from the Nasdaq Stock Market LLC (“Nasdaq”). Abacus expects to begin trading as a NYSE listed company on or about December 30, 2025, and will commence trading under new ticker symbol “ABX”. The Company’s [Class A] common stock will continue to trade under the ticker symbol “ABL” on Nasdaq until the close of market on December 29, 2025.

In addition, the Company’s 9.875% Fixed Rate Senior Notes due 2028 currently trading on Nasdaq under symbol “ABLLL” will transfer to NYSE and are expected to begin trading on or about December 30, 2025, under new ticker symbol “ABXL”.

“After deliberate consideration, we are excited to announce our decision to transfer our listing to the New York Stock Exchange, a strategic move that underscores Abacus’ commitment to creating long-term shareholder value,” said Jay Jackson, Chairman and Chief Executive Officer of Abacus. “The NYSE’s global reach, strong institutional investor base, and deep market liquidity provide an exceptional foundation for our continued growth. We are well positioned to leverage the advantages and unique offerings of the NYSE platform as we execute on our strategy to deliver value for our shareholders.”

“We are pleased to welcome Abacus Global Management to the New York Stock Exchange,” said Chris Taylor, Chief Development Officer, NYSE Group. “As it continues to drive innovation and deliver long-term value for its stakeholders, Abacus is a strong addition to the NYSE community."

About Abacus
Abacus Global Management (NYSE: ABX) is a leading financial services company specializing in alternative asset management, data-driven wealth solutions, technology innovations, and institutional services. With a focus on longevity-based assets and personalized financial planning, Abacus leverages proprietary data analytics and decades of industry expertise to deliver innovative solutions that optimize financial outcomes for individuals and institutions worldwide.

For more information, please visit abacusgm.com.

Contacts:
Investor Relations

Robert F. Phillips – SVP Investor Relations and Corporate Affairs rob@abacusgm.com
(321) 290-1198

David Jackson – Managing Director of Investor Relations david@abacusgm.com
(321) 299-0716

Abacus Global Management Public Relations
press@abacusgm.com